                                                                    Exhibit 99.1

[LOGO OF MELLON]

                                                     News Release

 Contact: Media                Analysts              Corporate Affairs
          Stephen K. Dishart   Donald J. MacLeod     One Mellon Bank Center
          (412) 234-0850       (412) 234-5601        Pittsburgh, PA 15258-0001

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                 MELLON TO ENTER ITS THIRD CENTURY OF BUSINESS
                        AS MELLON FINANCIAL CORPORATION
                   --New name reflects strategic emphasis--
           --25 million share stock repurchase program recommended--


PITTSBURGH, Sept. 14, 1999--Mellon Bank Corporation [NYSE: MEL] today announced that it will be changing its Corporate name to Mellon Financial Corporation. "We believe this name best defines the direction Mellon is taking as it enters the third century in which it has done business," said Martin G. McGuinn, Mellon chairman and chief executive officer.

     Separately, Mellon today also announced it has completed its current repurchase program of 20 million shares of Mellon common stock, and will ask its board of directors next week to authorize a new repurchase program covering 25 million shares of Mellon stock.

     "Mellon is committed to being the best performing financial services company, and our new name reflects the organization's sharpened strategic focus designed to achieve that goal," McGuinn said. "We want to be the best in all aspects of our business, including the best in identifying and meeting our customers' needs beyond traditional banking with our broad array of financial services products and technological capabilities.

     "Our long-term success depends in significant measure on investing in and building our high-growth, high-return businesses," McGuinn added. "Our future and our competitive edge are in those financial services businesses, through which our market position, expertise and technology enhance our ability to satisfy customers and achieve long-term sustainable, profitable growth."



                               [LOGO OF MELLON]
              [LOGO OF DREYFUS]          [LOGO OF THE BOSTON COMPANY]

 The Dreyfus Corporation and The Boston Company are companies of Mellon Bank
                                 Corporation.

                                    -more-

Mellon to Become Mellon Financial Corporation
Page 2
September 14, 1999

     The decision to change the name of the holding company was made following research that indicated a change from "Bank" to "Financial" in the Corporation's name more clearly communicates the shift in emphasis in Mellon's strategic focus. "Still, Mellon Bank, as our principal banking subsidiary, will continue to be significant in our strategy and its name will not change," McGuinn said.

     Founded in Pittsburgh in 1869 as T. Mellon & Sons, the Corporation or its main bank subsidiary have also been known as Mellon National Bank and Mellon National Bank & Trust Company, Mellon National Corporation was established as the holding company in August 1971 and was renamed Mellon Bank Corporation in September 1984.

     The name change is expected to take effect early in the fourth quarter of 1999.

     The planned stock purchase recommendation to Mellon's board of directors on Tuesday, Sept. 21, follows the board's January 1999 approval of an increase to 20 million shares of common stock (adjusted for the two-for-one stock split in May 1999) of a then-existing share repurchase program. Since the beginning of 1995, Mellon has repurchased approximately 145 million common shares and equivalents.

     Mellon is a global financial services company with approximately $2.5 trillion in assets under management, administration or custody, including more than $465 billion under management. One of the world's leading providers of wealth management and global asset management for individual and institutional investors, as well as global investment services for businesses and institutions, Mellon also offers a comprehensive array of banking services for individuals and small, midsize and large businesses and institutions in selected geographies. Its 12 asset management companies, which include The Dreyfus Corporation in the United States and Newton Management Limited in the United Kingdom, provide investment products in virtually every asset class or investment style. In addition, Mellon is a top global provider of custody, retirement and benefits consulting services through its Mellon Trust and Buck Consultants affiliates. Headquartered in Pittsburgh, Pennsylvania, Mellon has operations or joint ventures around the world.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

                                     # # #